EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
B Communications Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-150173) on Form S-8 of B Communications Ltd. of our report dated April 30, 2012, with respect to the consolidated statements of financial position of B Communications Ltd. and its subsidiaries (“the Company”), as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the Form 20-F of B Communications Ltd. dated April 30, 2012.

/s/Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel

April 30, 2012